Exhibit 10.1.9
January 30, 2009
Mr. Charles Elliott
Chief Financial Officer
Roberts Properties Residential, L.P.
450 Northridge Parkway
Suite 302
Atlanta, Georgia 30350

Re:	Lease Renewal Option for 450 Northridge Parkway, Suite 301
Dear Charles:
Please accept this letter as the required notice of Tenant’s exercise of its final one (l) year option to extend the Lease dated March 27, 2006 by and between Roberts Properties Residential, L.P., a Georgia limited partnership (“Landlord”) and Roberts Properties Construction, Inc., a Georgia corporation (“Tenant”) (the “Lease”).
We are exercising our option and we will abide by its terms that the Base Rent of the Extension Term shall not be less than the Base Rent at the expiration of the applicable Lease Term. Therefore, the rental rate will be $20.00 per sq. ft. and the Term shall be extended to December 31, 2009. Except as expressly stated herein, all other terms and conditions of the Lease shall remain in full force and effect.
However, it should be noted that the current office rental market is soft and new leases at 450 Northridge Parkway will probably be in the $17.00 — $18.00 per square foot range. The effective rental rate will be even lower given the need to provide tenant build out work for any new leases. Based on the current market, our Base Rent of $20.00 per square foot is more than you could get from a replacement tenant.
I would appreciate your acknowledging the above terms and conditions and returning an executed copy of this Lease Agreement to me.

Sincerely,	AGREED AND ACKNOWLEDGED:
Roberts Properties Residential, L.P.

/s/ Anthony Shurtz	/s/ Charles Elliott

Anthony Shurtz	Charles Elliott, Chief Financial Officer
Chief Financial Officer	Roberts Realty Investors, Inc.,
Sole General Partner
Roberts Properties Construction, Inc. 450 Northridge Parkway / Suite 301 / Atlanta, GA 30350 / (770) 394-6000 / Fax (770) 396-6708